FOR IMMEDIATE RELEASE
                                               Contact: Robert E. Klem, Ph.D.
                                                        Vice President
                                                        805-544-8524



             GENTA ANNOUNCES THE ISSUANCE OF TWO PATENTS DIRECTED TO
                HIGH POTENCY ANTISENSE COMPOUNDS THAT TARGET THE
                      PRODUCTION OF DISEASE CAUSING pre-RNA

San Diego, CA, June 17, 1998 --- Genta Incorporated (NASDAQ:GNTA) today announced that it has received notification from the U.S. Patent and Trademark Office that two patents have been issued for Genta's next generation antisense backbone constructions. Backbone constructions are the chemical links between the different bases of oligonucleotides. The normal backbone of DNA and RNA molecules is subject to metabolism by the body when administered as a drug; therefore, scientists in this field have sought to develop more stable constructions.

Genta's new backbone constructions, when used in Genta's Anticode(TM) brand antisense oligonucleotides, demonstrated a thousand-fold higher binding affinity for target RNA in cellular and cell-free assay systems than currently used phosphorothioate-backbone antisense oligonucleotides. "The protection this patent provides will allow future development of Genta's next generation antisense molecules," stated Robert E. Klem, Ph.D., Vice President, Genta Incorporated.

The first of these patents describes a series of compounds containing new backbone constructions that enhance the antisense effect by increasing the binding affinity of the drug to the disease causing pre-RNA. The other patent describes methods for the preparation of antisense oligonucleotides containing these new backbone constructions.

These new compounds have significantly higher binding affinity for pre-mRNA than phosphorothioate antisense oligonucleotides, and consequently, form much stronger duplexes with the target RNA. Once bound, the duplex interrupts the formation of mature mRNA thereby interfering with the production of the specific target protein. The company demonstrated in its laboratories that their new antisense oligonucleotides can markedly reduce mRNA replication in cellular and cell-free assay systems. In addition, the amount of antisense drug required to cause this significant reduction was lower by one to two orders of magnitude over the currently used phosphorothioate backbone constructions. Correspondingly, a reduction in overall cellular toxicity was observed in contrast to currently utilized phosphorothioate oligonucleotides of the same concentration.



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These new oligonucleotide constructions are anticipated to have reduced toxicity and enhance the desired therapeutic effect while lowering the amount of oligonucleotide that must be administered.

BACKGROUND INFORMATION ON APOPTOSIS, CANCER, Bcl-2, AND G3139

The body's cells are normally programmed to detect damage in their genetic makeup and to enter into a suicidal state when such alterations are detected. This natural process, known as APOPTOSIS or "programmed cell death," helps the body regulate its own well being by destroying damaged cells. In many CANCER cells, however, this process of natural cell death is inhibited by the over expression of a protein called Bcl-2, which is produced by a gene identified as bcl-2. Consequently these cancer cells, even though damaged, resist dying and continue multiplying. In many cases, cell types that over produce the Bcl-2 protein are also resistant to chemotherapeutic agents, many of which act by stimulating apoptosis, and these cancers have been associated with an unfavorable prognosis. For example, it has been reported that Bcl-2 protein is over produced in virtually all hormone-refractory, metastatic prostate cancer; 80-90% of estrogen-receptor-positive breast cancer; 70-100% of follicular lymphomas; and up to 90% of malignant melanomas. Bcl-2 has also been reported to be up-regulated in some lung, gastric, and colorectal cancers.

Using a single drug based on the genetic sequence of the bcl-2 gene, GENTA INCORPORATED is developing a novel therapeutic approach to treating several cancers. Genta developed this synthetic, DNA-like molecule, identified as G3139, designed to bind specifically to a small segment of the messenger RNA, which produces the harmful Bcl-2 protein. Once bound to the messenger RNA, the messenger RNA is destroyed, preventing the production of the Bcl-2 protein.
(This type of interference with the process whereby genes produce proteins through their messenger RNA has been called "antisense.") The goal of this therapeutic approach is to restore the diseased cells' sensitivity to apoptotic stimuli, including many chemotherapeutic agents (an effect that has been termed "chemosensitization").

In February 1998, a report of such chemosensitization appeared in Nature Medicine, a peer-reviewed, scientific journal, G3139 was shown to enhance the effect of a standard chemotherapeutic agent, DTIC or dacarbazine, in a mouse model of human malignant melanoma. In two experiments with a total of 13 animals, 10 had no tumor after the combined treatment and the other three showed an average reduction in tumor weight of 90% compared to the DTIC-alone treated, control animals.

Genta is now in the clinical development phases of G3139. A phase I study at the Royal Marsden Hospital in London has been completed, and a phase I/IIa study is in progress at the Memorial Sloan-Kettering Cancer Center in New York

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City. A  preliminary  report of the study at the Royal  Marsden was published in
The Lancet in April 1997. Although this was primarily a safety study, the investigators reported very encouraging biological clinical activity of the drug, including one complete response to G3139 alone. Other clinical studies are also in development and should be initiated beginning very shortly.

Genta  Incorporated  (Nasdaq:  GNTA) is a  biopharmaceutical  company focused on
building  a  product  and  technology   portfolio  based  on  its   Anticode(TM)
(antisense) products intended to treat cancer at its genetic source.

The statements contained in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such risks and uncertainties include, but are not limited to: the obtaining of sufficient financing to maintain the Company's planned operations; the timely development, receipt of necessary regulatory approvals and acceptance of new products; the successful application of the Company's technology to produce new products; the obtaining of proprietary protection for any such technology and products; the impact of competitive products and pricing and reimbursement policies; and the changing of market conditions. The Company does not undertake to update any forward-looking statements.

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